Exhibit 99.1

           Netkar Announces First Quarter 2003 Results

    SAN CARLOS, Calif.--(BUSINESS WIRE)--April 22, 2003--Nektar Therapeutics (Nasdaq:NKTR), formerly Inhale Therapeutic Systems, Inc., announced today its financial results (under generally accepted accounting principles) for the first quarter ending March 31, 2003. The Company reported revenue of $25.5 million for the three months ending March 31, 2003, including $7.1 million of product revenue and $18.4 million of contract research revenue compared to $26.7 in the same period in 2002, including $5.4 million of product revenue and $21.3 million of contract research revenue. The decrease in revenue reported during the first three months of 2003 compared to the first three months of 2002 is due primarily to lower clinical drug and device sales for our partnered projects.
    The Company reported a net loss of $19.9 million or $(0.36) per share for the three months ending March 31, 2003 compared to $25.1 million or $(0.45) per share for the same period in 2002.
    The Company's cash balance at the end of the quarter was $251.5 million versus $294.0 million at the end of 2002. The net cash usage for the three months ending March 31, 2003 was $42.5 million. The March 31, 2003 cash balance does not reflect a $12.3 million receipt, which was collected on April 1, 2003. First quarter cash usage did include $2.6 million of disbursements associated with the Company's reduction-in-force announced in the fourth quarter 2002 and $1.3 million of disbursements related to the Company's name change.
    "During the first quarter, we advanced partner and proprietary product programs, as well as made progress on scale-up and regulatory filing preparation for Exubera(R)," said Ajit S. Gill, president and chief executive officer (CEO). "We continue to target an increase in revenues in 2003 and a decrease in our operating loss compared to 2002."

    Summary of First Quarter Activities

    Partner Pipeline

    "We are pleased with the continued progress in our partnered product pipeline during the quarter. A major highlight for us was gaining regulatory approval of the fifth product in the United States using our technology, Pfizer's (formerly Pharmacia's) SOMAVERT(R)," said Gill. On March 27, 2003, Nektar reported that SOMAVERT, which uses Nektar's PEGylation technology, was approved by the Food and Drug Administration (FDA) for the treatment of certain patients with acromegaly, a debilitating disease caused by a noncancerous tumor on the pituitary gland that produces increased quantities of growth hormone.
    An additional product using Nektar technology entered the clinic early in the quarter. InterMune, Inc. on January 23 announced that it initiated a Phase I clinical study to evaluate PEG-Alfacon, the PEGylated version of Infergen(R) (interferon alfacon-1), as a potential new treatment for chronic hepatitis C virus.
    Nektar also announced a collaboration with The Straumann Group, a leader in implant dentistry, to license, manufacture and supply Nektar's PEG-based hydrogel technology for dental regeneration products.

    Exubera

    "Pfizer and Aventis are continuing long-term safety testing for the Exubera inhaled insulin product, and in January Pfizer indicated that it does not expect to file for approval in 2003," continued Gill. "We made additional progress in the quarter on scale-up of manufacturing for the product and are continuing our work to prepare for the regulatory filing of Exubera." Nektar provides advanced drug formulation and inhaler technology and manufacturing to Pfizer to develop Exubera, an inhaled, rapid-acting, powdered insulin for diabetes. Pfizer has entered into an agreement with Aventis to co-develop, co-promote and co-manufacture Exubera.

    Proprietary Pipeline

    "As part of our continuing effort to become the leading drug delivery company, we plan to transition from being a drug delivery technology provider to a company that also leverages its drug delivery platforms to develop enhanced products through Phase I/II clinical trials before partnering for further development," said Gill. "Charged with fulfilling this mission, the recently-formed Proprietary Products Group made advances on several fronts. Most notably, we started Phase I clinical trials on an inhaled small-molecule, supergeneric drug product with the first patient dosing in March 2003. We believe that our proprietary products program will become a strong third business base and revenue generation source together with our partnership pipeline and Exubera," continued Gill.

    Management Changes to Support Growth Strategy

    In February 2003, Nektar announced the creation of a new executive position to drive development and implementation of management and operations processes to achieve Nektar's growth and profitability objectives. Brigid Makes, previously Nektar's chief financial officer
(CFO), was named to this new senior management position, vice president of operations management. Ajay Bansal, formerly of Mehta Partners, Novartis, and McKinsey, has joined Nektar as its new CFO.
    Nektar Therapeutics, formerly Inhale Therapeutic Systems, Inc., provides industry-leading drug delivery technologies, expertise and manufacturing to enable the development of high-value, differentiated therapeutics. Nektar's advanced drug delivery capabilities are designed to enable Nektar's biotechnology and pharmaceutical partners to solve drug development challenges and realize the full potential of their therapeutics, from developing new molecular entities to managing the lifecycles of established products. For additional information, see http://www.nektar.com

    This release contains forward-looking statements that reflect the current views of Nektar management as to future operating results, products, product development, and other future events and operations. These forward-looking statements involve uncertainties and other risks that are detailed in the Company's reports and other filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. These documents identify important factors that could cause the Company's actual performance to differ from current expectations, including, without limitation, the outcome of clinical trials, the status of its relationship with collaborative partners, regulatory review, manufacturing capabilities, marketing effectiveness, and the ability of the Company to manage its cash and other assets in light of its ongoing operating costs and outstanding indebtedness.

    Nektar Conference Call

    Ajit Gill, Nektar president and CEO, will host a conference call today for analysts and investors beginning at 2:00 p.m. Pacific Time to further discuss the company's financial results.
    Investors can access a live audio-only Webcast through a link that will be posted on the Investor Relations page at Nektar's Web site at http://www.nektar.com. The Web broadcast of the conference call will be available for replay through May 6, 2003. In the event that any Non-GAAP financial measure is discussed on the conference call that is not described in this release, related complimentary information will be made available on the Investor Relations page at Nektar's Web site at http://www.nektar.com as soon as practicable after the conclusion of the conference call.
    Analysts and investors can also access the conference call live via telephone by dialing (800) 559-2403 (US); (847) 619-6534
(international). The passcode is Nektar and the leader is Mr. Ajit Gill. An audio replay will be available shortly following the call through May 6, 2003 and can be accessed by dialing (877) 213-9653 with a passcode of 7067425#.

                          NEKTAR THERAPEUTICS
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                March 31, December 31,
                                                  2003       2002*

            ASSETS

Current assets:
 Cash, cash equivalents and short-term
  investments                                   $251,512   $293,969
 Other current assets                             18,925     17,020
                                               ---------- ----------
    Total current assets                         270,437    310,989

Property and equipment, net                      142,706    143,452
Goodwill                                         130,120    130,120
Other intangible assets, net                      14,343     15,470
Deposits and other assets                          6,338      6,607
                                               ---------- ----------
                                                $563,944   $606,638
                                               ========== ==========


            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable and accrued liabilities       $ 31,740   $ 40,617
 Capital lease obligations - current               1,062      1,008
 Deferred revenue                                  8,322     22,040
                                               ---------- ----------
    Total current liabilities                     41,124     63,665

Convertible subordinated notes and debentures    299,149    299,149
Accrued rent                                       2,052      2,033
Capital lease obligations - noncurrent            31,488     31,862
Other long-term liabilities                        2,796      3,159

Stockholders' equity:
 Preferred stock                                  40,000     40,000
 Common stock                                    715,279    714,686
 Deferred compensation                              (128)      (239)
 Accumulated other comprehensive income            1,478      1,668
 Accumulated deficit                            (569,294)  (549,345)
                                               ---------- ----------
    Total stockholders' equity                   187,335    206,770
                                               ---------- ----------
                                                $563,944   $606,638
                                               ========== ==========

    (*) The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.



                          NEKTAR THERAPEUTICS
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (In thousands, except per share information)


                                                Three Months Ended
                                                      March 31,
                                                  2003       2002
                                                    (unaudited)
Revenue:
 Contract research revenue                      $ 18,393   $ 21,301
 Product sales                                     7,135      5,445
                                               ---------- ----------
Total revenue                                     25,528     26,746

Operating costs and expenses:
 Cost of goods sold                                4,622      1,890
 Research and development                         32,141     41,927
 General and administrative                        5,178      5,381
 Amortization of other intangible assets           1,127      1,127
                                               ---------- ----------
Total operating costs and expenses                43,068     50,325
                                               ---------- ----------

Loss from operations                             (17,540)   (23,579)


Other income/(expense), net                          119        (88)
Interest income/(expense), net                    (2,528)    (1,389)
                                               ---------- ----------

Net loss                                        $(19,949)  $(25,056)
                                               ========== ==========

Basic and diluted net loss per common share     $  (0.36)  $  (0.45)
                                               ========== ==========

Shares used in computing basic and
 diluted net loss per common share                55,601     55,143
                                               ========== ==========

    CONTACT: Netkar
             Joyce Strand, 650/631-3138